INVESTMENT BANKING ENGAGEMENT
                                    AGREEMENT


     THIS AGREEMENT (this "Agreement") is made as of the 30th day of October, 2000, by and between YOUTICKET.COM, INC., a Nevada corporation with principal offices at 4815 Russell, Suite 1410, Las Vegas, Nevada 89118 ("Client") and INTERNATIONAL INVESTMENT BANKING, INC. ("IIBI"), a Florida corporation, with principal offices at 2101 West State Road 434, Suite 221, Longwood, Florida 32779.

                                R E C I T A L S:
                                - - - - - - - -

     A. Client is engaged in the sale and distribution of tickets, tours, events and activities in the Las Vegas, Nevada, area.

     B. Client has been experiencing financial and operational difficulties and is seeking assistance from outside professionals to, among other things, increase interest in its stock, procure private and public capital financing, restructure its operations and administration and develop a strategic growth plan.

     C. IIBI is knowledgeable in the investment banking and financial services industry and is willing and able to perform the services require by Client.

     D. Client desires to engage IIBI for such purposes pursuant to the terms, conditions and provisions of this Agreement.


                                   T E R M S:
                                   - - - - -

     NOW, THEREFORE, for and in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.0     Definitions:

1.1 IIBI is not licensed as a stock or securities broker and is not in the business of selling stocks or securities or advising as to the investment viability or worth of stocks or securities.

1.2 IIBI is a corporation and shall provide said services as an independent contractor, and not as an employee or agent of Client or of any company affiliated with Client. IIBI has no authority to bind Client or any affiliate of Client to any legal action, contract, agreement, or purchase. IIBI shall be solely responsible for any Federal, State or local taxes on payments made to IIBI and shall be responsible for the compensation payments and any taxes of any individual that it assigns to work on behalf of Client

2.0     Appointment  of  IIBI:

2.1 Client hereby appoints IIBI, on a sole and exclusive basis, to promote Client's corporate interest and provides the services outlined in Section 3.0, under the terms and conditions set forth herein.

2.2 IIBI acknowledges that it shall have no right to or interest in any tradenames or trademarks of Client, but may refer to applicable tradenames or trademarks provided that all such references are in conformance with Client's requirements regarding their use.

2.3 The term of this Agreement will be for a period of two (2) years from the date first set above, and will automatically renew for succeeding like periods unless terminated under Section 7 of this Agreement.

2.4 Client represents that it is unencumbered to enter into this exclusive Agreement, hereby indemnifies IIBI and will hold IIBI harmless from all suits by Client or against Client under any and all present and future actions to the extent that the exercise of such actions are authorized by this Agreement and is required for IIBI's performance hereunder.

2.5 Client shall promptly disclose to IIBI in confidence all pertinent information concerning Client and its products and services, financial position and plans, and shall from time to time provide IIBI with such additional information as Client or IIBI may believe to be of value to IIBI in performing its obligations under this Agreement. As part of this initial disclosure of information by Client, Client shall provide IIBI with documentation containing its financial statements for the last three years, and projected financial information or budgets, a complete description of its products or services, and disclosure of any plans or planning documents that Client has developed.

3.0     Services  to  be  Performed:

3.1     IIBI  shall  perform  the  following  services  for  Client:

1) Render professional advice and guidance in the development of a strategic business plan and marketing plans for the purpose of guiding the growth of Client;

2) Define and use its best efforts to identify merger and acquisition candidates for Client and assist Client in the merger or acquisition of such candidates;

3) Serve as counsel to management and the Board of Directors in developing an appropriate strategy for working with Client's investors, including working with any investor relations organization firm engaged by Client and overseeing the production of television, radio and media presentations for Client;

4) Design and help implement an Advisory Board for Client containing at least one IIBI representative;

5) Design a financing package commensurate with the financial requirements of Client;

6) Answer questions and advise Client concerning financial or strategic issues that may come before or affect Client; and

7) Perform such transactional services that may be contained in an addendum attachment to this Agreement or which may be mutully agreed upon by IIBI and Client.

3.2     In  addition  to the general services to be provided by IIBI pursuant to
Section 3.1 above, IIBI shall appoint Donald A. Mitchell as "Consultant" to oversee and to execute the terms and conditions under this Agreement. IIBI reserves the right to assign other individual consultants from time to time to serve as senior management of Client, and Consultant shall perform the functional responsibilities and duties normally carried out by such senior management of Client, performing or supervising such functions as may be assigned by the Board of Directors of Client.

3.3 During the term of this Agreement, IIBI and any individual consultants that it may appoint shall serve Client faithfully and to the best of their ability, and shall devote the necessary time, attention, skill and efforts to the reasonable performance of the duties required by, or appropriate for, the engagement of IIBI.

3.4 IIBI shall not, during the term of engagement hereunder, engage in any business activity in competition with, or adverse to Client, other than those required by or incident to the engagement under this Agreement, without the prior written consent of the Board of Directors of Client. Notwithstanding the foregoing prohibition against other business activities set forth above, IIBI shall be permitted to engage in and manage other companies, investments and to participate in their normal investment banking affairs.

3.5 In addition to the above, it is specifically agreed that IIBI shall initially serve to facilitate an agreed upon restructuring of Client which includes the collecting of funds and other monies and the disbursement of common shares, filing of documents with the SEC and state securities agencies, the payment of payables, collection of receivables and other transactions.

4.0     [INTENTIONALLY  DELETED.]

5.0     Confidentiality:

5.1 IIBI and Client agree that the parties will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of the other. This includes method of operation, or plans, processes, or other data of any kind or nature that they know or should have known is confidential and not already information that resides in the public domain.

5.2 Both Client and IIBI expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of their businesses, and its goodwill, and that any breach of the terms of this section  is  a  material  breach  of  this  Agreement.

6.0     Compensation:

6.1 In consideration of its services hereunder, IIBI will be paid by Client as follows:

a) Immediately upon execution of this Agreement Client shall issue (i) 4,000,000 shares of its stock to IIBI and (ii) 2,000,000 shares of its stock to Consultant.

b) Client shall pay a retainer fee monthly, in arrears, in the amount of $10,000 per month throughout the term of this Agreement. The first three (3) payments must be made in cash, the first payment being due sixty (60) days after the signing of this Agreement, and monthly thereafter. $120,000 in free trading stock shall be escrowed for a twelve month period for the purpose of meeting this monthly obligation and held by a mutually agreeable third party who shall release shares to IIBI monthly, unless Client, at its sole descretion, decides to make this payment in cash rather than in free trading stock. This stock shall be non-dilutionary, meaning that if the agreed upon initial per share value of these shares, decreases, then additional shares shall be added to all shares issued to adjust to the $10,000 per month value as stated above. The number of shares or additional shares issued shall be determined using the average of the bid price of the Company's securities during the last five (5) trading days of the month preceding the date payment is due. No adjustment shall be made to the number of shares if the value per share increases during the term of this Agreement.

c) All "out of pocket"expenses incurred by IIBI shall be reimbursed by Client upon receipt of an IIBI expense invoice. Major expenses (non out-of-pocket), including without limitation airfare and accommodations, will be agreed upon prior to expenditure and be prepaid by Client

6.2 In consideration of the production of a Business Plan, Client shall pay IIBI Ten Thousand Dollars ($10,000.00) plus reimbursement of ordinary, out of pocket expenses. Payment of 50% of this amount is due upon execution of this Agreement and the remaining fifty (50%) of this amount is due upon submission of the final draft of the Business Plan to Client.

6.3 In consideration of IIBI participating in and managing merger and acquisition transactions for Client, Client shall pay to IIBI a success fee in the amount of either (a) Five percent (5%) of the gross value of any merger or acquisition consumated with any target that was identified or introduced to Client by IIBI, or (b) Two and one-half percent (2.5%) of the gross value of any merger or acquisition consummated with any target not identified or introduced by IIBI. "Gross Value" shall mean everything paid or payable by one party to the other in a transaction, including but not limited to cash, securities, promissory notes, any loans as an integral part of the transaction, earnings or any other economic benefits, rights, property, or interests. All fees, and all reasonable out-of-pocket expenses, shall be paid to IIBI at closing in like compensation.

6.4 Any other compensation in an amount an in he manner mutually agreed upon at any time by the parties.

6.5 All compensation under this section may be made in cash or free trading stock valued at the average bid price of the last five trading days of the month prior to the due date of the payment, at the option of Client, except items
Section 6.2 and 6.3 above and except for the first three payments under Section 6.1(b) above.

7.0  Termination:

7.1 Client and/or IIBI have the right to terminate this Agreement at any time beginning in the thirteenth (13th) month of the Agreement with 60 days written notice. If Client gives the termination notice, all payment due to the termination date shall be paid immediately.

7.2 This Agreement may also be terminated by the mutual consent of the parties, but may not be terminated by Client without cause during the first twelve (12) months. Regardless of the reason of termination of this Agreement, IIBI and Client agree to continue to observe the terms and conditions of Section 5 of this Agreement.

8.0  Assignment:

8.1 This Agreement may be assigned by IIBI to any other qualified party, as long as, all the terms of this Agreement shall be observed by the assignee.

9.0  Entire  Agreement:

9.1 This written Agreement contains the sole and entire agreement between the parties. It supersedes any and all other agreements by and between the parties. The parties acknowledge and agree that neither has made any representation with respect to the subject matter of this Agreement or induced in any way the execution and delivery of this Agreement except as expressly stated in the terms of this Agreement. The parties further acknowledge that any previous statements or representations made by either party to the other are now null and void and of no effect.

10.0  Modification:

10.1 No waiver or modification of this Agreement or any of its terms, including modifications of the provisions of this section shall be valid unless in writing and signed by both parties.

11.0  Arbitration:

11.1 The parties agree that disputes arising out of the execution or interpretation of this Agreement shall be arbitrated under the rules of the American Arbitration Association. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action at the discretion of the arbitrator(s).

12.0  Miscellaneous  Provisions:

12.1 This Agreement may be executed simultaneously in three or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.2 This Agreement is made in and shall be construed in accordance with the laws of the State of Florida. Venue shall be in Boca, Florida.

12.3 In the event that any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

12.4 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, personal representatives, successors and assigns.




                       [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              IIBI:
                              ----

                              International Investment Banking, Inc., a Florida corporation


                                      /s/  Donald A. Mitchell
                              By:     _____________________________
                                      Donald  A.  Mitchell,  Chairman



                              CLIENT:
                              ------

                              YOUTICKET.COM,  INC.,
                              a  Nevada  corporation


                                      /s/  Virginia Thompson
                              By:     _____________________________
                              Name:   Virginia Thompson
                              Title:  Interim Chairman

ADDENDUM


     THIS ADDENDUM (this "Addendum") is part of an Investment Banking Engagement Agreement (the "Agreement") made as of the 30th day of October, 2000, by and between YOUTICKET.COM, INC., a Nevada corporation with principal offices at 4815 Russell, Suite 1410, Las Vegas, Nevada 89118, ("Client") and INTERNATIONAL INVESTMENT BANKING INC. ("IIBI") a Florida corporation with principal Offices at 2101 West S.R. 434, Suite 221, Longwood, FL 32779.

I.     TRANSACTIONAL  SERVICES:

     1.1 IIBI shall prepare, or cause to be prepared, a Private Placement Memorandum and corresponding Subscription Agreement that comply with SEC standards and that is tailored to the individual needs of Client. Furthermore, IIBI will assist Client, and serve as Client's agent, in raising capital under such Private Placement.

     1.2 "Private Placement Memorandum" shall mean a document that (i) states the investment requirements and details of an offering by Client, (ii) expresses the risks involved in such investment and (iii) defines accredited investors that are eligible to participate in such funding. The Private
Placement Memorandum shall express Client's mission, products and services, Client's future prospects and other relevant information as detailed in Client's business plan. The Private Placement Memorandum shall not be used as a prospectus for the purpose of soliciting non-accredited investors for the company.

     1.3 The Subscription Agreement shall be used by Client to properly screen potential investors in the Company

     1.4 IIBI will assist in giving presentations to accredited investors and will promote the security to the extent permitted under the United States and applicable state securities laws.

     1.5 Client shall promptly disclose to IIBI in confidence, all information necessary and customarily needed to produce this document and such additional information as IIBI may believe to be of value to IIBI in completing this assignmentAs part of this information, Client shall provide IIBI with any prior business plans containing conceptual description of Client's mission statement, vision and strategies; draft financial projections; draft sources and uses of funds; information on any other persons or entities that will provide Client services (legal and accounting); draft organizational chart and pertinent information on key personnel.

II     COMPENSATION  AND  PAYMENTS:

     2.1 IIBI shall NOT be compensated for any shares of stock or units of securities sold. Costs and expenses related to the actual raise of monies through either registered or un-registered security offerings shall be under third party agreements. These agreements may include SEC qualified Attorneys and CPA's, as well as Securities Brokers and Investor Relation Firms

     2.2 Client shall pay a success fee in the form of free trading common shares of Client for managing any private placement offerings and working with and coordinating the professionals referred to in Section 2.1 above. This fee shall be determined according to the following table, and the number of shares shall be paid in four equal payments spread over the expected time period to complete the offering.:

EST.  OPENING  OFFER      FIRST $ 1,000,000 RAISED
PRICE OF EACH SHARE       OR FRACTION THEREOF RAISED  EACH ADDITIONAL $1,000,000
-------------------       ------------------------    --------------------------

Less than $ 1.00          200,000 Shares              150,000 Shares
----------------          --------------              --------------

Between $ 1.01 and $ 5.00 125,000 Shares              95,000 Shares
------------------------- --------------              -------------

Greater Than $5.00        30,000 Shares               20,000 Shares
------------------        -------------               -------------

     2.3 In addition, IIBI shall receive a fee for production of a Private Placement Memorandum and Subscription Agreement in the amount of $25,000.00, plus reimbursement of ordinary out of pocket expenses. Payment of Fifty (50%) Percent is due upon the signing of the Agreement and the remaining Fifty (50%) Percent thereof is due upon submission of the final draft of the Private Placement Memorandum.